Exhibit 10.1
April 13, 2010
David Lucchese
1528 Sun Copper Dr.
Las Vegas, NV 89117
Dear David,
Congratulations! We are pleased to confirm your formal offer of employment with Global Cash Access, Inc. (the “Company”). This offer is contingent upon your successfully completing a drug screen, reference check and background investigation. In addition, as a condition of employment with the Company, you will be requested to sign a Non-Compete Agreement and an Employee Proprietary Information and Inventions Agreement.
Due to the nature of our business and your position with the Company, you may also be required to complete applications required by various gaming regulatory, tribal, state or other international governments in which the Company and its affiliates conduct business, as well as other applications that may be required by such regulatory authorities with jurisdiction over the Company and its affiliates. Such applications are generally in addition to normal credit, reference and background investigation for employment. Such applications may require complete disclosure of personal and financial information, criminal convictions or arrests (expunged or not) and business associations. As a condition of employment, you must be able to satisfy the licensing process and obtain appropriate gaming and other regulatory licenses.
The terms of this offer of employment are as follows:
•	Position: Executive Vice President, Sales

•	Start date: April 30,, 2010

•	Compensation:

Salary:	$340,000.00 in base salary, less statutory and other normal deductions, paid in bi-weekly installments of $13,076.93 in accordance with the Company’s payroll practices.

Signing Bonus:
$100,000.00, less standard statutory deductions. The Company may elect to recover the entire amount of such signing bonus in the event you voluntarily terminate your employment or are terminated for cause by the Company within 12 months of the date of your start date.

Bonus:
In addition to your annual base salary, you will be eligible for a discretionary annual bonus with a target of 50% of your salary. The bonus plan is based half on your organization’s performance, measured against goals you agree upon with the President and half based upon the performance of the Company as determined by the Board of Directors of the Company (the “Board”).

Equity:
Management will recommend to the Board that you be granted an option to purchase 100,000 shares of common stock of Global Cash Access Holdings, Inc. The authority to grant options is restricted to the Board alone, and the official grant date will be on whatever date the Board approves such grant and the exercise price will be whatever the fair market value of the common stock is on the date of grant.

Paid Time Off:
You will accrue 26 paid time off (“PTO”) days per year, being 8 PTO hours per pay period. Executive Vice Presidents do not account for PTO and instead take time-off as agreed upon with your supervisor. In the event of the cessation of your employment, accrued PTO will be paid out as appropriate or your position with the Company as outlined in the GCA Employee Handbook.

Benefits:
As of the 1st day of the month following your start date, you will be immediately eligible to participate in the standard Company benefit plans. Benefits currently include Medical, Dental, Vision, Exec-u-care (medical reimbursement insurance for executives), and Life Insurance. Short Term Disability and Long Term Disability are provided the first of the month after one year of service.

Termination:	Attachment A includes the additional terms and condition of termination, all of which form a part of this agreement.
Employment at the Company is employment at-will, and may be terminated at the will of either you or the Company, with or without cause and with or without notice at any time. The Company reserves the right to amend, modify, or suspend its benefits and compensation plans and terms and conditions of employment at its sole discretion.
We at Global Cash Access, Inc. look forward to working with you. Please indicate your acceptance of this offer of employment by signing and dating this letter and returning it to me. If you have any questions or concerns, please let me know.
Sincerely,
Scott H. Betts
President and CEO

GLOBAL CASH ACCESS HOLDINGS, INC.
By:	/s/ Scott H. Betts
Scott H. Betts, Chief Executive Officer

Accepted by:

	David Lucchese	Date
April __, 2010
Dear David:
Reference is made to your offer letter of employment dated                      (the “Offer Letter”). You are referred to in this letter as “Executive.”

Section 1. Definitions
This letter agreement (this “Agreement”) is to provide Executive with certain benefits in the event that Global Cash Access, Inc. (together with all entities controlling, controlled by or under common control with Global Cash Access, Inc., the “Company”) terminates Executive’s employment without Cause (as defined below) or Executive terminates his or her employment for Good Reason (as defined below).
For the purposes of this Agreement, termination shall be for “Cause” if (i) Executive refuses or fails to act in accordance with any lawful order or instruction of the Chief Executive Officer or Board of Directors, and such refusal or failure to act has not been cured within five (5) days of written notice from the Chief Executive Officer or Board of Directors of such disobedience, (ii) Executive fails to devote reasonable attention and time during normal business hours to the business affairs of the Company or Executive is determined by the Chief Executive Officer or Board of Directors to have been unfit (e.g., denied any license, permit or qualification required by any gaming regulator or found unsuitable by any gaming regulator) (other than as a result of an Incapacity), unavailable for service (other than as a result of an Incapacity) or grossly negligent in connection with the performance of his duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within five (5) days of written notice from the Chief Executive Officer or Board of Directors of the same; (iii) Executive is determined by the Chief Executive Officer or Board of Directors to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of his or her duties on behalf of the Company; (iv) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (v) Executive materially breaches any agreement with the Company which material breach has not been cured within five (5) days written notice from the Chief Executive Officer or Board of Directors of the same. For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment for reasons other than for “Cause.”
For the purposes of this Agreement, termination shall be for “Good Reason” if (i) there is a material diminution of Executive’s responsibilities with the Company, or a material change in the Executive’s reporting responsibilities or title, in each case without Executive’s consent; (ii) there is a reduction by the Company in the Executive’s annual base salary then in effect without Executive’s consent; or (iii) Executive’s principal work location is relocated outside of the Las Vegas, Nevada metropolitan area without Executive’s consent. Executive agrees that he or she may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate his employment for Good Reason.
For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive shall, due to illness or mental or physical incapacity, be unable to perform the duties and responsibilities required to be performed by him or her on behalf of the Company for a period of at least 180 days.
Section 2. Termination by the Company without Cause or Termination by Executive for Good Reason
In the event that the Company terminates Executive’s employment without Cause or Executive terminates his or her employment for Good Reason, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and Executive shall be entitled to receive the following severance payments and benefits set forth below in this Section 2; provided, however, that such severance and benefits are conditioned on Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit A, and thereafter the Company’s obligations under this Agreement shall terminate.
Base Salary Continuation. The Company shall continue to pay to Executive his or her then-current base annual salary for a period of twelve (12) months (the “Salary Continuation Period”). Such salary continuation shall be subject to standard deductions and withholdings and shall be payable in regular periodic payments in accordance with Company payroll policy. The Company may discontinue such salary continuation in the event that Executive breaches any of the terms of his existing Employee Proprietary Information and Inventions Assignment Agreement with the Company or Noncompete Agreement with the Company or any other written agreement between Executive and the Company.
Target Bonus. The Company shall also pay to Executive, subject to standard deductions and withholdings, a bonus in the amount of fifty percent (50%) of his or her then-current base salary, payable in equal installments concurrent with the salary continuation payments described above.

Group Medical Coverage. The Company shall, following the Executive’s timely election, provide the Executive with continued coverage for the Salary Continuation Period under the Company’s group health insurance plans in effect upon termination of Executive’s employment without Cause or for Good Reason in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to Executive.
Section 3. Restrictions on Competition after Termination.
Reasons for Restrictions. Executive acknowledges that the nature of the Company’s business is such that it would be extremely difficult for Executive to honor and comply with Executive’s obligation under his or her Employee Proprietary and Inventions Agreement with the Company to keep secret and confidential the Company’s trade secrets if Executive were to become employed by or substantially interested in the business of a competitor of the Company soon following the termination of Executive’s employment with the Company, and it would also be extremely difficult to determine in any reasonably available forum the extent to which Executive was or was not complying with Executive’s obligations under such circumstances.
Duration of Restriction. In consideration for the Company’s undertakings and obligations under this Agreement, Executive agrees that during the Noncompete Term (as defined below), Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in any line of business in which the Company engages at the time of such termination, in the United States, Canada, the United Kingdom or such other countries in which the Company conducts business at the time of such termination (“Restricted Territory”). For the avoidance of doubt, the foregoing shall not prohibit Executive from engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments. For purposes of this Agreement, the “Noncompete Term” shall be the period of two (2) years after the termination of Executive’s employment hereunder. The parties agree that ownership of no more than 1% of the outstanding voting stock of a publicly-traded corporation or other entity shall not constitute a violation of this provision. The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.
Section 4. Restrictions on Solicitation after Termination.
For a period of two (2) years following the termination of Executive’s employment hereunder for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company any person or entity who is, or, during the then most recent three-month period, was, employed by, or had served as an agent or key consultant of the Company, provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from Company’s employees.
Miscellaneous
This Agreement contains the entire agreement between the parties pertaining to the subject matter expressly set forth herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements, representations, and understandings relating to such subject matter. To the extent the provisions of this Agreement conflict with the provisions of any other agreement between Executive and the Company, the provisions of this Agreement will prevail. Each party understands that this Agreement is made without reliance upon any inducement, statement, promise, or representation other than those contained within this Agreement. Except as expressly set forth herein, the terms and provisions of the Offer Letter shall remain in full force and effect, including without limitation the at-will nature of Executive’s employment with the Company, which may be terminated at the will of either the Company or Executive, with or without cause and with or without prior notice at any time.
This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. Each of the parties hereto acknowledge that (a) it, he or she has read this Agreement, (b) it, he or she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its, his or her own choice or that it, he or she has voluntarily declined to seek such counsel, (c) it, he or she understands the terms and consequences of this Agreement and of the releases it contains; and (d) it, he or she is fully aware of the legal and binding effect of this Agreement.
This Agreement shall be construed under and governed by the laws of the State of Nevada without regard to any conflict of laws or choice of law provisions that would result in the application of the laws of any jurisdiction other than the internal laws of the State of Nevada. This Agreement shall be deemed to have been entered into in Las Vegas, Nevada. If any legal or equitable action is necessary to enforce the terms of this Agreement, such action shall be brought exclusively in the state or federal courts located within Clark County in the State of Nevada.
No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.
If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, heirs, and personal and legal representatives.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile counterparts shall be deemed to be originals.
Please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing where indicated below.
Very truly yours,
GLOBAL CASH ACCESS, INC.

GLOBAL CASH ACCESS HOLDINGS, INC.
By:	/s/ Scott H. Betts
Scott H. Betts, Chief Executive Officer

AGREED:

David Lucchese
Date:

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
In exchange for the severance payments and other benefits to which I would not otherwise be entitled, I hereby furnish Global Cash Access Holdings, Inc., Global Cash Access, Inc. and each of their respective subsidiaries and affiliates (collectively, the “Company”) with the following release and waiver.
I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kid and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination Act of 1990; the Delaware Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; emotional distress; and breach of the implied covenant of good faith and fair dealing, provided, however, that this Release shall not apply to claims or causes of action for defamation, libel, or invasion of privacy.
In granting the releases herein, I acknowledge that I understand that I am waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.
I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:
Signature